                                Prospectus Supplement filed under Rule 424(b)(3)
                         in connection with Registration Statement No. 333-48047

                PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 13, 1998
                      (To Prospectus Dated May 28, 1998)

                           PLATINUM technology, inc.
           $150,000,000 6.25% Convertible Subordinated Notes Due 2002
          and Shares of Common Stock Issuable Upon Conversion Thereof

     This Prospectus Supplement supplements information contained in that certain Prospectus, dated May 28, 1998 (the "Prospectus"), relating to the offer and sale by certain Selling Securityholders of up to $150,000,000 6.25% Convertible Subordinated Notes Due 2002 and shares of Common Stock issuable upon conversion thereof (the "Securities") of PLATINUM technology, inc. (the "Company"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus. The following table amends and supplements the information set forth in the Prospectus under the caption "Selling Securityholders," and, with respect to "Any other holders of Notes", the information below supersedes the information contained in the Prospectus for "Any other holders of Notes or future transferees, pledgees, donees or successors of any such other holder" in the table under the caption "Selling Securityholders."

                                                        Principal Amount of
                                                   Securities Beneficially Owned
                                             ------------------------------------------
                                                                                                                    Number of
                                                                              Number of         Principal           Shares of
                                             Principal                        Shares of         Amount of          Common Stock
                                             Amount of                         Common          Notes That            That May
Name                                           Notes         Percentage      Stock(1)(2)       May Be Sold           Be Sold
--------------------------------            -----------      ----------      -----------       ------------        -----------
Banc America Robertson Stephens             $ 4,000,000          2.7%           110,949         $ 4,000,000          110,949
Donaldson Lufkin & Jenrette
  Securities Corp. (3)                          100,000            *              2,773             100,000            2,773
SBC Warburg Dillon Read Inc.                  1,000,000            *             27,737           1,000,000           27,737
Any other holders of Notes (4)(5)            29,425,000         19.6            816,170          29,425,000          816,170
==================================================================================================================================

__________________
* Less than 1%.
(1) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $36.0525 in principal amount of Notes per share of Common Stock; such conversion price is subject to adjustment as described in the Prospectus under "Description of Notes - Conversion." Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of any fractional shares.
(2) The number of conversion shares beneficially owned by each Selling Securityholder named herein is less than 1% of the Company's outstanding Common Stock as of July 13, 1998.
(3) From time to time, Donaldson, Lufkin & Jenrette Securities Corporation or their affiliates have provided, and may continue to provide, investment banking and financial advisory services to the Company, for which they have received or will receive customary fees.
(4) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.
(5) Assumes that "Any other holders of Notes" do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

               This Prospectus Supplement is dated July 13, 1998